EXHIBIT 4.8

AMENDED AND RESTATED
NEWPARK RESOURCES, INC.
2015 EMPLOYEE EQUITY INCENTIVE PLAN
(Effective May 23, 2019)

ii

AMENDED AND RESTATED
NEWPARK RESOURCES, INC.
2015 EMPLOYEE EQUITY INCENTIVE PLAN
(Effective May 23, 2019)

1.	Purpose.
This Amended and Restated Newpark Resources, Inc. 2015 Employee Equity Incentive Plan, effective May 23, 2019, is intended to assist Newpark Resources, Inc., a Delaware corporation (the “Company”), in attracting, retaining and motivating designated Employees of the Company and its Subsidiaries and to increase their interest in the success of the Company in order to promote the creation of long‑term value for the Company’s stockholders by closely aligning the interests of Employees with those of the Company’s stockholders. The Plan is designed to meet this intent by providing eligible Employees with a proprietary interest in pursuing the long‑term growth, profitability and financial success of the Company.

2.	Definitions.
In addition to the terms defined elsewhere in the Plan, Exhibit A, which is incorporated by reference, defined terms used in the Plan and sets forth certain operational rules related to those terms.

3.	Administration of the Plan.
3.1.    General. The Plan shall be administered by the Compensation Committee. Each member of the Compensation Committee shall be a “non‑employee director” as that term is defined in Rule 16b‑3 and an “independent director” under the corporate governance rules of any stock exchange or similar regulatory authority on which the Common Stock is then listed, but no action of the Compensation Committee shall be invalid if this requirement is not met. The Compensation Committee shall select one of its members as chairman and shall act by vote of a majority of the members present at a meeting at which a quorum is present or by unanimous written consent. A majority of the members of the Compensation Committee shall constitute a quorum. The Compensation Committee shall be governed by the provisions of the Company’s bylaws and of Delaware law applicable to the Board of Directors, except as otherwise provided herein or determined by the Board of Directors. The Compensation Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not the Participants are similarly situated.
3.2.    Authority of the Compensation Committee. The Compensation Committee shall have full discretionary power and authority, subject to the general purposes, terms and conditions of the Plan, to implement, carry out and administer the Plan. Without limiting the generality of the foregoing, the Compensation Committee shall have the authority to:

(a)    interpret and administrator the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan;
(b)    adopt, amend, modify or rescind rules, procedures and forms relating to the Plan;
(c)    select, subject to the limitations set forth in this Plan, persons to receive Awards;
(d)    determine the number of Shares subject to Awards, the Fair Market Value of a Share of Common Stock and the other terms and conditions of each Award (which need not be uniform), including, without limitation, the type of Award to be granted, vesting requirements, forfeiture restrictions and other terms and conditions relating to the exercisability of Awards, and all other provisions of each Award Agreement;
(e)    determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Subsidiary;
(f)    grant waivers of Plan or Award conditions and remove or adjust any restrictions or conditions upon Awards, including accelerating or otherwise modifying the date or conditions upon which any Award becomes vested, exercisable or transferable and extending the term of any Award (subject to the maximum term limitations set forth in the Plan), including extending the period following the termination of a Participant’s employment during which any Award may continue to vest, remain outstanding or be exercised (but not beyond the original maximum term of such Award);
(g)    amend any outstanding Award Agreement, including for the purpose of modifying the time, manner or conditions of vesting, exercise or settlement; provided, however, that if any provision of any such amendment would materially and adversely affect the rights of the Participant under the affected Award, the amendment shall not be effective without the Participant’s consent to that provision; and provided further that no Option or Stock Appreciation Right may be amended or terminated to reduce the exercise price of such Option or Stock Appreciation Right except in accordance with Section 21.4;
(h)    interpret, administer, correct any defect, supply any omission and reconcile any inconsistency in the Plan, any Award, any Award Agreement or any related instrument or agreement;
(i)    determine whether an Award has been earned;
(j)    to authorize any person to execute, on behalf of the Company, any agreement or document required to carry out the purposes of the Plan; and
(k)    make any other determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the Plan.

All decisions, determinations and other actions of the Compensation Committee made or taken in accordance with the terms of the Plan shall be final and conclusive and binding upon all parties having an interest therein.
3.3.    Delegation of Authority. Any of the powers and responsibilities of the Compensation Committee may be delegated to any subcommittee, in which case the acts of the subcommittee shall be deemed to be acts of the Compensation Committee hereunder. In addition, the Compensation Committee may, subject to the following provisions and to the extent permitted by Applicable Law, delegate some or all of its authority and powers under the Plan, including the authority to grant Awards under the Plan, to a committee consisting of one or more members of the Board of Directors or one or more officers of the Company; provided, however, that (a) the Committee may not delegate its authority to (i) make awards to any Employee who is, or is expected to become, a Section 16 Insider, (ii) interpret the Plan or any Award, or (iii) amend any Award or accelerate the vesting or lapse of any restrictions on any Award, and (b) any delegation of authority to an officer of the Company shall be subject to the provisions of Section 157 of the Delaware General Corporation Law. Any action taken by any such subcommittee, committee of the Board of Directors or officer within the scope of the authority delegated by the Compensation Committee shall be deemed for all purposes to have been taken by the Compensation Committee, and, to the extent consistent with the terms and limitations of such delegation, references in the Plan to the Compensation Committee shall include any such officer or Employee. In addition, the Compensation Committee may delegate to one or more officers or Employees, subject to such terms as the Compensation Committee may determine, the authority to perform such administrative functions as determined necessary or appropriate by the Compensation Committee. Any delegation hereunder shall be subject to such other restrictions and limitations that the Compensation Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Compensation Committee to delegate authority as herein provided and the Compensation Committee may at any time rescind the authority delegated hereunder.
3.4.    Monitoring Awards. Notwithstanding any delegation of authority by the Compensation Committee pursuant to Section 3.3, it shall maintain ultimate responsibility for, and control of, the operation of the Plan. At least annually, the Compensation Committee, in conjunction with the Audit Committee of the Board of Directors of the Company, shall conduct or cause the conduct of an audit of the operation of the Plan to verify that the Plan has been operated and Awards have been documented and maintained by the officers of the Company in accordance with the directions of the Compensation Committee. Without limiting the generality of the foregoing, one of the purposes of such an audit will be to determine that the final Award Agreements are consistent with the Awards made by the Compensation Committee and properly reflect the names of the Participants to whom such Awards were granted, the applicable Dates of Grant, vesting provisions and expiration dates, the type and quantity of Awards granted to each Participant and, if applicable, the applicable exercise prices.
3.5.    Limitation on Liability.
3.5.1.    The Compensation Committee may employ attorneys, consultants, accountants, agents and other persons, and the Compensation Committee shall be entitled, in good faith, to rely and act upon the advice, opinions and valuations of any such persons.

In addition, the Compensation Committee shall be entitled, in good faith, to rely and act upon any report or other information furnished to it by any officer, director or Employee of the Company.
3.5.2.    No member of the Compensation Committee, nor any person acting pursuant to authority delegated by the Compensation Committee, nor any officer, director or Employee of the Company acting at the direction or on behalf of the Compensation Committee, shall be liable for any action, omission or determination relating to the Plan, and the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Compensation Committee, each person acting pursuant to authority delegated by the Compensation Committee, and each other officer, director or Employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost, expense (including counsel fees), liability or other pecuniary loss (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of any action, omission or determination relating to the Plan.

4.	Number of Shares Issuable in Connection with Awards.
4.1.    Shares Subject to the Plan. The maximum number of Shares that may be issued in connection with Awards granted under the Plan is 12,300,000, and the number of Shares that are subject to Awards outstanding at any one time under the Plan may not exceed the number of Shares that then remain available for issuance under the Plan. The maximum number of Shares that may be issued in connection with Incentive Stock Options granted under the Plan is 12,300,000. The Company at all times shall reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares issued under the Plan may be either authorized and unissued shares or treasury shares.
4.2.    Share Counting Rules. For purposes of Section 4.1, if any Shares subject to an Award granted under the Plan are forfeited or such Award is settled in cash or otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of such forfeiture, settlement or termination, shall again be available for the grant of additional Awards under the Plan; provided, that, in the case of an Award granted prior to May 23, 2019, the forfeited, cash-settled or terminated Shares subject to such Award shall again be available in the same amount as the Shares applicable to such Award were counted against the limit set forth in Section 4.1 upon grant. Shares that are issued or delivered upon the settlement of an Award or that cease to be Restricted Stock upon the vesting of an Award of Restricted Stock, shall no longer be subject to any further grant under the Plan. Notwithstanding the immediately preceding sentence, the following Shares shall be considered to have been issued under the Plan and may not again be made available for issuance as Awards under the Plan: (a) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right; (b) Shares withheld by the Company from Shares that would otherwise have been delivered upon exercise of an Option or Stock Appreciation Right, or Shares tendered to the Company, in each case, in satisfaction of the grant or exercise price or tax withholding requirements of an Option or a Stock Appreciation Right; or (c) Shares repurchased on the open market with the proceeds of the Option exercise price. With respect to Stock Appreciation Rights, when a Stock Appreciation Right is exercised, the full number of Shares exercised pursuant to such Stock Appreciation Right shall be counted against the Shares available for issuance under the Plan notwithstanding that the number of Shares issued to settle the Stock Appreciation Right upon exercise is less than the number of Shares exercised. To the extent permitted by Applicable Laws, Shares subject to Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of business combination by the Company or any of its Subsidiaries shall not be counted against the Shares available for issuance pursuant to the Plan.
4.3.    Individual Award Limits. The maximum number of Shares that may be covered by Options and Stock Appreciation Rights (in the aggregate) granted under the Plan to any single Participant in any calendar year shall not exceed 1,000,000, and the maximum number of Shares that may be covered by all other Awards (in the aggregate) granted under the Plan to any single Participant in any calendar year shall not exceed 1,000,000.
4.4.    Adjustments. The limits provided for in this Section 4 shall be subject to adjustment as provided in Section 15.

5.	Eligibility and Participation.
The Compensation Committee will select Participants from among those Employees who, in the opinion of the Compensation Committee, are in a position to make significant contributions to the long‑term performance and growth of the Company and its Subsidiaries. In addition, the Compensation Committee may grant Awards in connection with the engagement of an Employee who is expected to make significant contributions to the long‑term performance and growth of the Company, provided that a prospective Employee may not receive any payment or exercise any right relating to an Award until such person’s employment with the Company has commenced. An Employee on leave of absence may be considered as still in the employ of the Company for purposes of eligibility for participation in the Plan, if so determined by the Compensation Committee. Directors of the Company and its Subsidiaries who are not also Employees of the Company or a Subsidiary shall not be eligible to receive Awards under the Plan.

6.	Award Agreements.
Each Award granted under the Plan shall be evidenced by an Award Agreement in a form approved by the Compensation Committee. Each Award Agreement shall be subject to all applicable terms and conditions of the Plan, shall include such terms and conditions as the Compensation Committee deems appropriate, consistent with the provisions of the Plan, and shall be executed or approved by the Participant and an officer of the Company or other person designated by the Compensation Committee. An Award Agreement and any required signatures thereon or authorization or acceptance thereof may be in electronic format.

7.	Options.
7.1.    Grant of Options. The Compensation Committee may grant Options in such amounts, at such times and to such Employees as the Compensation Committee, in its discretion, may determine in accordance with the eligibility criteria set forth in Section 5. The Compensation Committee shall designate at the time of grant whether the Option is intended to constitute an Incentive Stock Option or a Non‑Qualified Stock Option.
7.2.    Option Price. The Option Price of the Shares subject to each Option shall be determined by the Compensation Committee, but shall not be less than the Fair Market Value of the Common Stock on the Date of Grant, except in the case of replacement or substitute Options issued by the Company in connection with an acquisition or other corporate transaction.
7.3.    Option Period. The Award Agreement shall specify the term of each Option. The term shall commence on the Date of Grant and shall be ten (10) years or such shorter period as is determined by the Compensation Committee. Each Option shall provide that it is exercisable over its term from the Date of Grant or over time in such periodic installments, or based on the satisfaction of such criteria (including, without limitation, upon the satisfaction of Performance Criteria), as the Compensation Committee in its discretion may determine. The vesting provisions for Options granted under the Plan need not be uniform. Unless the Compensation Committee specifies otherwise in the applicable Award Agreement, if an Option is subject to vesting and becomes exercisable in periodic installments and a Participant shall not in any period purchase all of the Shares that the Participant is entitled to purchase in such period, the Participant may purchase all or any part of such Shares as to which the Option has become exercisable at any time prior to the expiration or other termination of the Option.

7.4.    Exercise of Options. Each Option may be exercised in whole or in part (but not as to fractional shares) by the delivery of an executed notice (“Notice of Exercise”) in the form prescribed from time to time by the Compensation Committee, which may be in written or electronic form, accompanied by payment of the Option Price and any amounts required to be withheld for tax purposes under Section 14. If an Option is exercised by any person other than the Participant, the Compensation Committee may require satisfactory evidence that the person exercising the Option has the right to do so. The Compensation Committee may require any partial exercise of an Option to equal or exceed a specified minimum number of Shares.
7.5.    Payment of Exercise Price. The Option Price shall be paid in full in cash or by check acceptable to the Compensation Committee or, if and to the extent permitted by the Compensation Committee, (a) through the delivery of Shares which have been outstanding for at least six months or such other minimum period as may be required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes (unless the Compensation Committee approves a shorter period) and which have a Fair Market Value on the date the Option is exercised equal to the Option Price due for the number of Shares being acquired, (b) to the extent permitted by Applicable Laws, by a Cashless Exercise, or (c) by any combination of the foregoing permissible forms of payment.
7.6.    Employment Requirements. Unless otherwise provided by the Compensation Committee, either at the time of the grant of the Award or thereafter, and except as otherwise provided in Section 7.7, an Option may not be exercised unless from the Date of Grant to the date of exercise the Participant remains continuously in the employ of the Company. The Compensation Committee shall determine, in its discretion in the particular case and subject to any requirements of Applicable Laws, whether and to what the extent the period of continuous employment shall be deemed to include any period in which the Participant is on leave of absence with the consent of the Company. Unless the Compensation Committee expressly provides otherwise, a Participant’s service as an Employee with the Company will be deemed to have ceased upon termination of the Participant’s employment with the Company and its Subsidiaries (whether or not the Participant continues in the service of the Company or its Subsidiaries in some capacity other than that of an Employee).
7.7.    Exercise of Options on Termination of Employment.
7.7.1.    Unless otherwise provided by the Compensation Committee, either at the time of the grant of the Award or thereafter, upon the termination of a Participant’s employment with the Company and its Subsidiaries by reason of death or Disability, (a) all Options then held by the Participant, to the extent exercisable on the date of termination of employment, shall remain in full force and effect and may be exercised pursuant to the provisions thereof at any time until the earlier of the end of the fixed term thereof and the expiration of 12 months following termination of the Participant’s employment, and (b) all Options then held by the Participant, to the extent not then presently exercisable, shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.
7.7.2.    Unless otherwise provided by the Compensation Committee, either at the time of the grant of the Award or thereafter, upon the termination of the Participant’s employment with the Company and its Subsidiaries for any reason other than the reasons set forth in Section 7.7.1 or a termination for Cause, (a) all Options then held by the Participant, to the extent exercisable on the date of termination of employment, shall remain in full force and effect and may be exercised pursuant to the provisions thereof at any time until the earlier of the end of the fixed term thereof and the expiration of 90 days following termination of the Participant’s employment (except that the 90‑day period shall be extended to 12 months from the date of termination if the Participant shall die during such 90‑day period), and (b) all Options then held by the Participant, to the extent not then presently exercisable, shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.
7.7.3.    Unless otherwise provided by the Compensation Committee, either at the time of the grant of the Award or thereafter, in the event of a Participant’s termination for Cause, all Options held by the Participant, whether vested or not, shall terminate concurrently with the first discovery by the Company of any reason for the Participant’s termination for Cause and shall not be exercisable thereafter. If ~~an~~a Participant’s employment with the Company or any Subsidiary is suspended pending an investigation of whether there shall be a termination for Cause, all of the Participant’s rights under any Options then held by the Participant, including, without limitation, the right to exercise such Options, shall likewise be suspended during such period of investigation.
7.8.    Incentive Stock Options. Incentive Stock Options shall be subject to the following additional provisions:
7.8.1.    The aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual Participant during any one calendar year (under all plans of the Company and any parent or Subsidiary) may not exceed the maximum amount permitted under Section 422 of the Code (currently $100,000). To the extent any Incentive Stock Option would exceed this limit, the portion of the Option in excess of such limit shall be treated as a Non‑Qualified Stock Option for all purposes. The provisions of this Section 7.8.1 shall be construed and applied in accordance with Section 422(d) of the Code and the regulations promulgated thereunder.
7.8.2.    No Incentive Stock Option may be granted to a Participant if, at the time of the proposed grant, the Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or Subsidiary of the Company, unless (a) the Option Price is at least 110% of the Fair Market Value of a share of Common Stock on the Date of Grant, and (b) the Incentive Stock Option is not exercisable after the expiration of five (5) years from the Date of Grant.
7.8.3.    If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an Incentive Stock Option on or before the later of (a) the date two (2) years after the Date of Grant of the Incentive Stock Option, and (b) the date one (1) year after the exercise of the Incentive Stock Option (in either case, a “Disqualifying Disposition”), the Participant shall notify the Company, either in writing or electronically, of the Disqualifying Disposition within ten (10) days of the date thereof. In the event of a Disqualifying Disposition, the Option will not qualify for incentive stock option treatment.

7.8.4.    If the Compensation Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than three months after the termination of a Participant’s employment for any reason other than death or Disability, the Incentive Stock Option will thereafter be treated as a Non‑Qualified Stock Option for all purposes. For purposes of this Section 7.8.4, a Participant’s employment will be treated as continuing uninterrupted during any period that the Participant is on military leave, sick leave or another approved leave of absence if the period of leave does not exceed 90 consecutive days, unless reemployment on the expiration of such leave is guaranteed by statute or by contract.
7.8.5.    Any Option which is designated by the Compensation Committee as an Incentive Stock Option but fails, for any reason, to meet the requirements for Incentive Stock Option treatment shall be treated for tax purposes as a Non‑Qualified Stock Option.
7.9.    Additional Terms and Conditions. Each Option, and any Shares of Common Stock issued in connection with an Option, shall be subject to such additional terms and conditions not inconsistent with the Plan as are determined by the Compensation Committee and set forth in the applicable Award Agreement or other agreement, plan or policy approved by the Compensation Committee.

8.	Restricted Stock.
8.1.    Grant of Restricted Stock. The Compensation Committee may grant Awards of Restricted Stock in such amounts, at such times and to such Employees as the Compensation Committee, in its discretion, may determine in accordance with the eligibility criteria set forth in Section 5.
8.2.    Award Agreement; Acceptance by Participant. Promptly following the grant of each Award of Restricted Stock, the Compensation Committee shall cause to be delivered to the applicable Participant an Award Agreement that evidences the Award. The Participant shall accept the Award by signing and delivering to the Company his or her Award Agreement (which may be in electronic format).
8.3.    Restrictions. At the time of grant of each Award of Restricted Stock, the Compensation Committee shall determine the Restriction Period that will apply to the Award and the forfeiture and vesting restrictions, restrictions on transferability and other restrictions (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on Restricted Stock) that will apply to the Award during the Restriction Period. These restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of Performance Criteria or future service requirements or both), in such installments or otherwise, as the Compensation Committee may determine in its discretion.
8.4.    Forfeiture. Except as otherwise determined by the Compensation Committee, either at the time of the grant of the Award or thereafter, upon termination of the Participant’s employment during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions shall be forfeited to and reacquired by the Company for no consideration to the

Participant, unless otherwise specified in the Award Agreement; provided, however, that, the Compensation Committee, in its discretion, may (a) provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.
8.5.    Evidence of Stock Ownership. Unless otherwise determined by the Compensation Committee, until such time as all conditions or restrictions applicable to Shares of Restricted Stock have been satisfied or lapse, (a) all certificates representing Shares of Restricted Stock, together with duly endorsed stock powers in blank, will be held in custody by the Company or its transfer agent, (b) any uncertificated Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form in the name of the Participant or (c) such Shares of Restricted Stock will be held for the benefit of the Participant in nominee name by the broker engaged by the Company to provide such services for the Plan, in each case with appropriate restrictions relating to the transfer of such Shares of Restricted Stock.
8.6.    Dividend Rights. Unless otherwise set forth in the Award Agreement, a Participant holding Restricted Stock shall be entitled to receive (a) any regular cash distributions declared and paid with respect to Shares subject to an Award of Restricted Stock, and (b) any Shares distributed in connection with a stock split or stock dividend, and any other cash and property (including securities of the Company and other issuers) distributed as a dividend, with respect to Shares subject to an Award of Restricted Stock. In the case of Restricted Stock, the vesting of which is conditioned only upon the continuous employment of, or provision of services by, the Participant for a specified future period, such dividends and distributions shall be paid to the Participant at the same time they are paid to all other stockholders of the Company unless otherwise provided in the Award Agreement; provided that, if any such dividends or distributions are paid in Shares or other securities, such Shares or other securities shall be subject to the same restrictions and forfeiture conditions to the same extent as the Restricted Stock with respect to which such Shares or other securities have been distributed, and all references to Restricted Stock in the Plan or the applicable Award Agreement shall be deemed to include such Shares or other securities. In the case of Restricted Stock, the vesting of which is conditioned on the achievement of Performance Criteria, such dividends and distributions shall be withheld by the Company and shall vest and be paid, without interest, only if and to the extent, and at the time, the underlying Shares of Restricted Stock shall vest. To the extent dividends or distributions are withheld with respect to Shares of Restricted Stock that are forfeited, the dividends and distributions shall also be forfeited.
8.7.    Voting Rights. Unless otherwise set forth in the Award Agreement, all voting rights appurtenant to the Shares subject to an Award of Restricted Stock shall be exercised by the Participant.
8.8.    Termination of the Restriction Period. Upon satisfaction of the terms and conditions specified in the Award Agreement that apply to a Restriction Period, (a) the Participant shall be entitled to have the legend referred to in Section 8.5 removed from his or her Shares of Restricted Stock after the last day of the Restriction Period, and (b) if the Shares of Restricted Stock are evidenced by physical certificates and the Company has retained possession of the certificates representing the Shares of Restricted Stock, the Company shall promptly deliver such certificates to the Participant. If the terms and conditions specified in the Award Agreement that apply to a Restriction Period have not been satisfied, the Restricted Stock subject to the Award shall be forfeited to and reacquired by the Company for no consideration to the Participant, unless otherwise specified in the Award Agreement.
8.9.    Additional Terms and Conditions. Each Award of Restricted Stock, and all Shares of Restricted Stock granted or offered for sale hereunder, shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Award Agreement or other agreement, plan or policy as approved by the Compensation Committee.

9.	Restricted Stock Units.
9.1.    Grant of Restricted Stock Units. The Compensation Committee may make Awards of Restricted Stock Units in such amounts, at such times and to such Employees as the Compensation Committee, in its discretion, may determine in accordance with the eligibility criteria set forth in Section 5. Unless the Award Agreement provides otherwise with respect to the right to receive dividends or other distributions, a Participant granted Restricted Stock Units shall not have any of the rights of a stockholder with respect to the Shares subject to an Award of Restricted Stock Units, including any right to vote, until the Shares subject to the Award shall have been issued in the Participant’s name in accordance with the terms of the applicable Award Agreement.
9.2.    Vesting and Other Terms. At the time of grant of each Award of Restricted Stock Units, the Compensation Committee shall determine the Restriction Period that will apply to the Award. During the Restriction Period, Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions as the Compensation Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of Performance Criteria or future service requirements or both), in such installments or otherwise as the Compensation Committee may determine in its discretion. If the terms and conditions specified in the Award Agreement have not been satisfied by the end of the Restriction Period, the Restricted Stock Units subject to the Restriction Period shall become null and void, and the Participant shall forfeit all rights with respect to such Award.
9.3.    Termination of Employment. Except as otherwise determined by the Compensation Committee, either at the time of the grant of the Award or thereafter, upon termination of the Participant’s employment during the applicable Restriction Period, Restricted Stock Units that are at that time subject to restrictions shall be null and void, and the Participant shall forfeit all rights with respect to such Awards.
9.4.    Settlement. On the vesting date or dates of the Award, the Company shall, subject to the terms of the Plan and the Award Agreement, transfer to the Participant one Share for each Restricted Stock Unit scheduled to be issued on such date and not previously forfeited.

9.5.    Additional Terms and Conditions. Each Award of Restricted Stock Units, and all Shares issued in settlement of Restricted Stock Units, shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Award Agreement or other agreement, plan or policy as approved by the Compensation Committee.
9.6.    Dividend Rights. If the Award Agreement so provides, a Participant holding Restricted Stock Units shall be entitled to receive, but only if, to the extent, and at the time that the Restricted Stock Units vest and are settled, (i) any regular cash distributions declared and paid with respect to Shares subject to a Restricted Stock Unit, and (ii) any Shares distributed in connection with a stock split or stock dividend, and any other cash and property (including securities of the Company and other issuers) distributed as a dividend, with respect to Shares subject to an Award of Restricted Stock. In the case of Restricted Stock Units, the vesting of which is conditioned on the achievement of Performance Criteria, any such dividends or distributions (if provided for in the Award Agreement) shall be withheld by the Company and shall vest and be paid, without interest, only if and to the extent, and at the time, the Restricted Stock Units shall vest. Dividends or distributions relating to any forfeited Restricted Stock Units shall also be forfeited.

10.	Stock Appreciation Rights.
10.1.    Grant of Stock Appreciation Rights. The Compensation Committee may make Awards of Stock Appreciation Rights in such amounts, at such times and to such Employees as the Compensation Committee, in its discretion, may determine in accordance with the eligibility criteria set forth in Section 5. If a Stock Appreciation Right is granted to a Section 16(b) Insider, the Award Agreement shall incorporate all the terms and conditions at the time necessary to assure that the subsequent exercise of the Stock Appreciation Right shall qualify for the safe‑harbor exemption from short‑swing profit liability provided by Rule 16b‑3.
10.2.    General Terms. A Stock Appreciation Right shall confer on the Participant the right to receive in Shares, cash or a combination thereof (as may be determined by the Compensation Committee in its discretion) the value equal to the excess of the Fair Market Value of one Share on the date of exercise over the exercise price for the Stock Appreciation Right, with respect to every Share for which the Stock Appreciation Right is granted (the “SAR Settlement Value”). At the time of grant, the Stock Appreciation Right must be designated by the Compensation Committee as either a tandem Stock Appreciation Right or a stand‑alone Stock Appreciation Right and, if not so designated, shall be deemed to be a stand‑alone Stock Appreciation Right. A tandem Stock Appreciation Right is a Stock Appreciation Right that is granted in tandem with an Option and only may be granted at the same time as the Option to which it relates. The exercise of a tandem Stock Appreciation Right shall cancel the related Option for a like number of Shares, and the exercise of the related Option similarly shall cancel the tandem Stock Appreciation Right for a like number of Shares. Tandem Stock Appreciation Rights shall, except as specifically set forth in this Section 10 or in the applicable Award Agreement, be subject to the same terms and conditions as apply to the related Option. Stand‑alone Stock Appreciation Rights shall, except as specifically set forth in this Section 10 or in the applicable Award

Agreement, be subject to the same terms and conditions generally applicable to Non‑Qualified Stock Options as set forth in Section 7.
10.3.    Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Compensation Committee, but shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.
10.4.    Other Terms. The Compensation Committee shall determine the term of each Stock Appreciation Right. The term shall commence on the Date of Grant and shall be ten (10) years or such shorter period as is determined by the Compensation Committee. The Compensation Committee also shall determine the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part, the method of exercise, the method of settlement and the form of consideration payable in settlement. The Compensation Committee may provide for Stock Appreciation Rights to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the satisfaction of Performance Criteria), as to such number of Shares or percentage of the Shares subject to the Stock Appreciation Right as the Compensation Committee determines.
10.5.    Exercise. Each Stock Appreciation Right may be exercised in whole or in part (but not as to fractional shares) by the delivery of an executed Notice of Exercise (which may be in electronic format) in the form prescribed from time to time by the Compensation Committee, accompanied by payment of any amounts required to be withheld for tax purposes under Section 14. If a Stock Appreciation Right is exercised by any person other than the Participant, the Compensation Committee may require satisfactory evidence that the person exercising the Stock Appreciation Right has the right to do so. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive the SAR Settlement Value from the Company for each Share as to which the Stock Appreciation Right has been exercised. The Company shall pay the SAR Settlement Value in Shares valued at Fair Market Value on the exercise date, in cash or any combination thereof, as determined by the Compensation Committee. The Compensation Committee may permit a Participant to elect to defer receipt of payment of all or part of the SAR Settlement Value pursuant to such rules and regulations as may be adopted by the Compensation Committee or as may be specified in the applicable Award Agreement.
10.6.    Additional Terms and Conditions. Each Award of Stock Appreciation Rights, and all Shares issued in settlement of Stock Appreciation Rights, shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Award Agreement.

11.	Other Stock‑Based Awards.
The Compensation Committee may grant to Employees equity‑based or equity‑related Awards not otherwise described herein, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Compensation Committee shall determine from time to time in its sole discretion (“Other Stock‑Based Awards”). Without limiting the generality of the foregoing, Other Stock‑Based Awards may (a) involve the transfer of restricted or unrestricted Shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares of Common Stock, (b) be subject to performance‑based or service‑based vesting requirements, (c) be granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions, and (d) be designed to comply with Applicable Laws of jurisdictions other than the United States; provided, that each Other Stock‑Based Award shall be denominated in, or shall have a value determined by reference to, a number of Shares that is specified in the Award Agreement. In the case of Other Stock‑Based Awards, the vesting of which is conditioned on the achievement of Performance Criteria, if the Award Agreement provides Participants with dividend rights, any dividends or distributions shall be withheld by the Company and shall vest and be paid, without interest, only if and to the extent, and at the time, the Other Stock‑Based Awards shall vest. Dividends or distributions relating to any forfeited Other Stock‑Based Awards shall also be forfeited.

12.	Performance Based Awards.
12.1.    Performance Criteria. Awards made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more business criteria (“Performance Criteria”). The Performance Criteria shall be determined by the Compensation Committee and relate to one or more of the following performance measures: (i) revenues or net sales; (ii) earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; (iii) return on equity, investment, capital or assets; (iv) margins; (v) one or more operating ratios; (vi) borrowing levels, leverage ratios or credit ratings; (vii) market share; (viii) capital expenditures; (ix) cash flow; (x) stock price, growth in stockholder value or total stockholder return; (xi) budget and expense management; (xii) working capital turnover and targets; (xiii) sales of particular products or services, market penetration, geographic expansion or new concept development; (xiv) customer acquisition, expansion and retention; (xv) acquisitions and divestitures (in whole or in part), joint ventures, strategic alliances, spin‑offs, split‑ups and the like; (xvi) reorganizations, recapitalizations, restructurings and financings (debt or equity); (xvii) transactions that would constitute a Change in Control; (xviii) such other measures or criteria as determined by the Compensation Committee; or (xix) any combination of the foregoing. Performance Criteria measures, and targets with respect thereto, determined by the Compensation Committee need not be based upon an increase, a positive or improved result or avoidance of loss.
12.2.    Additional Provisions Applicable to Performance Criteria. Any Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, Subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre‑established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee in the Award.
12.3.    Adjustments to Performance Criteria. The Compensation Committee may, with respect to any Performance Period, make such adjustments to Performance Criteria as it may deem appropriate to compensate for, or reflect, (a) asset write‑downs or write‑ups; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results; (d) discontinued operations and divestitures; (e) mergers, acquisitions and accruals for reorganization and restructuring programs; and (f) extraordinary or other unusual or non‑recurring item.
12.4.    Performance Periods. The attainment of Performance Criteria shall be measured over performance periods of one (1) year or more (“Performance Periods”), as may be established by the Compensation Committee.
12.5.    Right of Recapture. If, at any time after the date on which a Participant has been granted or becomes vested in or paid an Award pursuant to the achievement of Performance Criteria, the Compensation Committee determines that the earlier determination as to the achievement of the Performance Criteria was based on incorrect data and that in fact the Performance Criteria had not been achieved or had been achieved to a lesser extent than originally determined and a portion of the Award would not have been granted, vested or paid given the correct data, then (a) any portion of the Award that was so granted shall be forfeited and any related Shares (or, if such Shares were disposed of, the cash equivalent) shall be returned to the Company, (b) any portion of the Award that became so vested shall be deemed to be not vested and any related Shares (or, if such Shares were disposed of, the cash equivalent) shall be returned to the Company, and (c) any portion of the Award so paid to the Participant shall be repaid by the Participant to the Company upon notice from the Company, in each case as and to the extent provided by the Compensation Committee.

13.	Restrictions on Transfer.
13.1.    Restrictions on Transfer. Subject to the further provisions of this Section 13.1, Awards may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf). No Award or any interest therein shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. The foregoing notwithstanding, Awards (other than Incentive Stock Options and Stock Appreciation Rights granted in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Compensation Committee in its discretion, subject to any terms and conditions which the Compensation Committee may impose thereon. If a transfer is approved by the Compensation Committee, the transfer shall only be effective upon notice in writing or electronically to the Company given in such form and manner as may be prescribed by the Compensation Committee. Anything herein to the contrary notwithstanding, transfers of an Award by a Participant for consideration are prohibited.
13.2.    Designation and Change of Beneficiary. Each Participant may file in writing or electronically with the Compensation Committee a designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Award due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Compensation Committee. The last such designation received by the Compensation Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Compensation Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be the Participant’s estate.
13.3.    Provisions Applicable to Transferees. A beneficiary, transferee or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement or other document applicable to the Participant, except as otherwise determined by the Compensation Committee, and to any additional terms and conditions deemed necessary or appropriate by the Compensation Committee. The Compensation Committee shall have full and exclusive authority to interpret and apply the provisions of the Plan to transferees to the extent not specifically addressed herein.

14.	Withholding and Other Tax Provisions.
14.1.    Withholding. The Company may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, foreign, local or other law to withhold with respect to the grant, vesting, exercise or settlement of an Award and, where applicable, the payment of dividends or other distributions with respect to Shares subject to an Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied in full. The Compensation Committee may, in its sole and absolute discretion in the particular case, permit or require a Participant to satisfy his or her tax withholding obligations by any of the following means (or a combination of any of the following means): (a) by paying cash to the Company, (b) by having the Company withhold a number of Shares that would otherwise be issued to the Participant (or become vested in the case of Restricted Shares) having a Fair Market Value equal to the tax withholding obligations, (c) surrendering a number of Shares the Participant already owns having a Fair Market Value equal to the tax withholding obligations, or (d) entering into such other arrangement as is acceptable to the Compensation Committee in its sole discretion. The value of any Shares withheld or surrendered may not exceed the employer’s minimum tax withholding obligation and, to the extent such Shares were acquired by the Participant from the Company as compensation, the Shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes. The Company shall also have the right to deduct from any and all cash payments otherwise owed to a Participant any federal, state, foreign, local or other taxes required to be withheld with respect to the Participant’s participation in the Plan.
14.2.    Required Consent to and Notification of Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made in connection with an Award unless expressly permitted by the terms of the Award Agreement or by action of the Compensation Committee in writing prior to the making of such election. In any case in which a Participant is so permitted to make such an election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provisions of any tax law.
14.3.    No Guarantee of Tax Consequences. None of the Board of Directors, the Company nor the Compensation Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

15.	Effect of Certain Corporate Changes and Changes in Control.
15.1.    Basic Adjustment Provisions. In the event the Compensation Committee determines that any stock dividend, stock split, combination of shares, extraordinary dividend of cash or assets, merger, consolidation, spin‑off, recapitalization (other than the conversion of convertible securities according to their terms), reorganization, liquidation, dissolution or other similar corporate change, or any other increase, decrease or change in the Common Stock without receipt or payment of consideration by the Company, in the Compensation Committee’s sole discretion, affects the Common Stock such that an adjustment to the Awards or the Plan is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of:
(a)    The number and kind of Shares of Common Stock (or other securities or property) with respect to which an Award may be granted under the Plan (including, but not limited to, adjustments of the limitations in Section 4.1 on the maximum number and kind of Shares which may be issued under the Plan, and the limitations in Section 4.3 on the maximum number of Shares that may be covered by Awards granted under the Plan to any single Participant in any calendar year);
(b)    The number and kind of Shares of Common Stock (or other securities or property) subject to outstanding Awards;
(c)    The grant, exercise or other purchase price per Share under any outstanding Awards; and
(d)    The terms and conditions of any outstanding Awards (including, without limitation, any applicable Performance Criteria specified in an Award Agreement).
Notwithstanding the foregoing, (x) with respect to Incentive Stock Options, any such adjustments shall be made in accordance with Section 424(h) of the Code, (y) the Compensation Committee shall consider the impact of Section 409A of the Code on any such adjustments, and (z) no such adjustments may change the value of benefits available to a Participant under a previously granted Award, (i) if the effect would be to increase the value of the benefits available under such Award, without the approval of the stockholders if such is required by the Plan or Applicable Laws, or (ii) if the effect would be to materially and adversely affect the value of the benefits available under such Award, without the Participant’s consent to that adjustment.
15.2.    Change in Control. Effective upon the consummation of a Change in Control of the Company, and except as otherwise provided in an individual Award Agreement, all outstanding Awards under the Plan shall terminate to the extent they are not assumed or replaced in connection with the Change in Control.
(a)    For each portion of an Award that is assumed or replaced, then such portion shall become fully vested, exercisable and payable, and be released from any forfeiture rights, immediately upon termination of the Participant’s employment with the Company (or its successor) within 24 months after the Change in Control, but only if such termination of employment is triggered by the Company (or its successor) without Cause or by the Participant for Good Reason.
(b)    For each portion of an Award that is neither assumed nor replaced, the Compensation Committee has the discretion to effectuate either of the following immediately prior to consummation of the Change in Control, provided that the

Participant’s employment has not terminated prior to such date: (x) such outstanding Awards (or portion thereof) shall become partially or fully vested and exercisable (and partially or fully released from any forfeiture rights), with performance-based Awards under Section 12 of the Plan vesting based upon actual performance or, if the Compensation Committee determines that actual performance is not determinable, then at target; or (y) such outstanding Awards (or portion thereof) shall be canceled and terminated for an amount of cash, securities or other property equal to the excess, if any, of the Fair Market Value of the vested and/or unvested (as determined by the Committee in its sole discretion) shares of Common Stock subject to any such Award immediately prior to the occurrence of the Change in Control over the aggregate exercise or other purchase price (if any) of such shares. For performance-based Awards under Section 12 of the Plan, the number of shares of Common Stock subject to subsection 15.2(b)(y) shall be calculated based upon actual performance or, if the Compensation Committee determines that actual performance is not determinable, then at target. For avoidance of doubt, if an Award is an Option or Stock Appreciation Right and no positive spread exists pursuant to the foregoing, then (y) may be unilaterally effectuated by the Company with no cash payment to the Participant holding such an Award.
Notwithstanding anything herein to the contrary, an Award that vests, is earned, or is paid-out upon the satisfaction of one or more performance goals shall not be considered "assumed" or "replaced" if the Company (or its successor) modifies any of the performance goals without the Participant’s consent; provided, however, that a modification to the performance goals only to reflect the successor corporation’s post-Change in Control corporate structure shall not be deemed to invalidate an otherwise valid assumption or replacement of an Award.
This Section 15.2 of the Plan was amended effective May 19, 2016. As a result, the terms of Award Agreements that were in effect prior to such date shall prevail to the extent such terms are more favorable to a Participant.
15.3.    Determination of Adjustments. All determinations of the Compensation Committee pursuant to this Section 15 shall be conclusive and binding on all persons for all purposes of the Plan.
15.4.    No Restriction on Right of Company to Effect Corporate Changes. The Plan shall not affect in any way the right or power of the Company to make or authorize any adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or any part of the assets or business of the Company or any of its Subsidiaries, or any other corporate act or proceeding, whether of a similar character or otherwise. Except as specifically provided in this Section 15 and authorized by the Compensation Committee, a Participant shall have no rights by reason of any such corporate act or proceeding, and no adjustment by reason thereof shall be made with respect to any outstanding Award or the Plan.

16.	Regulatory Compliance.
16.1.    Conditions to Obligations of the Company. The Company may, to the extent deemed necessary or advisable by the Compensation Committee, postpone the issuance or delivery of Shares or the payment of other benefits under any Award until:
(a)    The completion of any registration or other qualification of such Shares under any state or federal securities law or under the rules and regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Compensation Committee shall, in its sole discretion, deem necessary or advisable;
(b)    The admission to listing of, or other required action with respect to, such Shares on any and all stock exchanges or automated quotation systems upon which the Common Stock or other securities of the Company are then listed or quoted; and
(c)    The compliance with all other requirements of Applicable Laws, as the Compensation Committee shall, in its sole discretion, deem necessary or advisable~~;~~.
The Compensation Committee also may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as the Compensation Committee shall, in its sole discretion, deem necessary or advisable to comply with any requirements of Applicable Laws in connection with the grant of any Award or the issuance or delivery of Shares or the payment of other benefits under any Award. Without limiting the generality of the foregoing, if the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under federal, state or foreign securities laws, (x) the Company may require the Participant to represent and agree at the time of grant or exercise, as the case may be, that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel, and (y) the Company may restrict the transfer of such Shares, issue stop‑transfer instructions and legend the certificates representing such Shares, in each case in such manner as it deems advisable to ensure the availability of any such exemption.
16.2.    Limitation on Company Obligations. The inability of the Company (after reasonable efforts) to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any Awards or Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Awards or Shares as to which such requisite authority shall not have been obtained. Nothing contained herein shall be construed to impose on the Company any obligation to register for offering or resale under the Securities Act, or to register or qualify under any other state, federal or foreign securities laws, any Shares, securities or interests in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made, and the Company shall have no liability for any inability or failure to do so.
16.3.    Provisions Applicable to a Change in Control. Anything in this Section 16 to the contrary notwithstanding, in connection with a Change in Control, the Company shall not take or cause to be taken any action, and shall not undertake or permit to arise any legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Shares or the payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the effective date of the Change in Control.
16.4.    Exchange Act. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Compensation Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

17.	Amendment or Termination of the Plan.
The Board of Directors may at any time and from time to time amend, suspend or terminate the Plan in whole or in part; provided that no such amendment may, without the approval of the stockholders of the Company, increase the number of Shares that may be issued under the Plan (except for adjustments pursuant to Section 15) or effectuate a change for which stockholder approval is required: (a) in order for the Plan to continue to qualify under Section 422 of the Code; or (b) under the corporate governance standards of any national securities exchange or automated quotation system applicable to the Company. In addition, no termination or amendment of the Plan shall materially and adversely affect the rights of any Participant in any outstanding Awards, without the consent of the Participant to whom the Awards have been granted.

18.	Term of the Plan.
The Plan shall continue until terminated by the Board of Directors pursuant to Section 17 or as otherwise set forth in the Plan, and no further Awards shall be made hereunder after the date of such termination. Unless earlier terminated, the Plan shall terminate ten (10) years after the Effective Date (provided that Awards granted before termination shall continue in accordance with their terms).

19.	No Right to Awards or Continued Employment.
No person shall have any claim or right to receive grants of Awards under the Plan, and neither the Plan nor any action taken or omitted to be taken hereunder shall create or confer on any Participant the right to continued employment with the Company or its Subsidiaries or interfere with or to limit in any way the right of the Company or its Subsidiaries to terminate the employment of any Participant at any time or for any reason. The loss of any existing or potential profit in Awards shall not constitute an element of damages in the event of the termination of the employment of any Participant for any reason, even if the termination is in violation of an obligation of the Company or its Subsidiaries to the Participant. No Participant shall have any rights as a stockholder with respect to any Shares covered by or relating to any Award until the date of the issuance of a stock certificate with respect to such Shares.

20.	Effect of Plan Upon Other Awards and Compensation Plans.
Nothing in the Plan shall be construed to limit the right of the Company or any of its Subsidiaries (a) to establish any other forms of incentives or compensation for Employees, or (b) to grant or assume options, restricted stock or other equity‑based awards otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options, restricted stock or other awards in connection with the acquisition of the business, securities or assets of any corporation, firm or business. Except as provided below, the adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Subsidiaries, and no payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

21.	General Provisions.
21.1.    Other Documents. All documents prepared, executed or delivered in connection with the Plan shall be, in substance and form, as established and modified by the Compensation Committee or by persons under its direction and supervision; provided, however, that all such documents shall be subject in every respect to the provisions of the Plan, and in the event of any conflict between the terms of any such document and the Plan, the provisions of the Plan shall prevail.
21.2.    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Compensation Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock and any rights thereto shall be forfeited or otherwise eliminated (including by rounding to the nearest whole Share).
21.3.    Payments in the Event of Forfeitures. Unless otherwise determined by the Compensation Committee or otherwise specified in the applicable Award Agreement, in the event of the forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration within ten (10) days of the date of forfeiture or as soon thereafter as practicable.
21.4.    Limitation on Repricing. The Compensation Committee shall not, without the approval of the stockholders of the Company, amend or replace previously granted Options or Stock Appreciation Rights in a transaction that constitutes a “repricing,” as such term is defined in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange or the rules and regulations of the Securities and Exchange Commission. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split‑up, spin‑off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

21.5.    Minimum Vesting for Awards to Employees. Subject to Sections 3.2(f) and 15.2 of the Plan, or as otherwise provided in the related Award Agreement in connection with a Change in Control or a Participant’s death or disability, (i) no condition on vesting of an Award granted to an Employee that is based solely upon the achievement of Performance Criteria shall be based on performance over a period of less than one year, and (ii) no condition on vesting of an Award granted to an Employee that is based solely upon continued employment or service shall provide for vesting of any portion of such Award more quickly than one year from the Date of Grant of the Award. Notwithstanding the foregoing, Awards with respect to up to 5% of the Shares of Common Stock reserved for issuance pursuant to Section 4.1 (subject to adjustment as provided in Section 15) may be granted without regard to the limitations set forth in this Section 21.5.
21.6.    Misconduct of a Participant. Notwithstanding any other provision of the Plan or an Award Agreement, if a Participant commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimical to the best interests of the Company, as determined by the Compensation Committee, in its sole and absolute discretion, such Participant shall forfeit all rights and benefits under the Plan and any outstanding Awards.
21.7.    Restrictive Legends. Any certificates for Shares, any uncertificated Shares issued in book entry form, and any Shares deposited with any broker that the Company has engaged to provide services for the Plan on behalf of a Participant may be subject to such restrictions, legends and stop‑transfer instructions as the Compensation Committee deems appropriate to reflect any restrictions on the Shares.
21.8.    Uncertificated Shares. To the extent that this Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated or book entry basis or in nominee name, to the extent permitted by Applicable Law or the rules of any applicable stock exchange.
21.9.    Successors in Interest. The provisions of the Plan, the terms and conditions of any Award and the actions of the Compensation Committee shall be binding upon the successors and assigns of the Company and permitted successors and assigns, heirs, executors, administrators and other legal representatives of Participants.
21.10.    Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to Applicable Laws, or, if it cannot be so construed or deemed amended without, in the Compensation Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
21.11.    Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

21.12.    Governing Law. To the extent not preempted by federal law, the Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.
21.13.    Compliance With Section 162(m). Determinations with respect to any Award that remains eligible for and subject to the performance-based compensation exception under Section 162(m) shall be made in accordance with the procedures and requirements as provided in the Plan prior to the Effective Date.
21.14.    Compliance With Section 409A. Awards under the Plan are intended either to provide compensation that is exempt from Section 409A of the Code, or that satisfies the requirements of Section 409A of the Code so that Participants will not be liable for the payment of additional tax or interest thereunder, and the Plan and all Awards shall be construed accordingly. If and to the extent any amount of compensation under an Award is determined by the Compensation Committee to constitute deferred compensation that is not exempt from Section 409A of the Code and that is to be paid, settled or provided by reason of a Participant’s termination of employment, then (a) such compensation shall be paid, settled or provided by reason of a Participant’s termination of employment only if that termination also constitutes a “separation from service” within the meaning of that term under Section 409A of the Code, and (b) if the Participant is determined by the Compensation Committee to be a “specified employee” within the meaning of Section 409A of Code, all payments or provisions compensation that would otherwise be paid, settled or provided before the first day of the seventh calendar month beginning after the date the Participant’s separation from service (or, if earlier, the Participant’s date of death) shall be withheld and accumulated and paid or provided without interest on or as soon as practicable after the first day of the seventh calendar month beginning after the date the Participant’s separation from service (or, if earlier, the Participant’s date of death). Each payment or provision of compensation under an Award shall be treated as a separate payment for purposes of Section 409A of the Code. References to termination of employment and similar concepts in the Plan and Awards Agreements shall be interpreted and applied in accordance with the foregoing provisions. To the extent necessary to comply with Section 409A of the Code, no Award that is a Non‑Qualified Stock Option or a Stock Appreciation Right shall contain or be amended to contain a “deferral feature” or an “additional deferral feature” within the meaning and usage of those terms under Section 409A of the Code and the administrative guidance thereunder.
21.15.    Delivery and Execution of Electronic Documents. To the extent permitted by Applicable Law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including Award Agreements and any required notices under the Plan) in a manner prescribed by the Committee.
21.16.    Administration of the Plan in Foreign Countries. The Compensation Committee may take any action consistent with the terms of the Plan, either before or after an Award has been granted, which the Compensation Committee deems necessary or advisable in order for the administration of the Plan and the grant of Awards thereunder to comply with the Applicable Laws of any foreign country, including but not limited to, modifying or amending the terms and conditions governing any Awards, modifying exercise procedures and other terms and procedures and establishing local country plans as sub‑plans to the Plan.
21.17.    Effective Date. The Plan shall become effective subject to approval by the stockholders of the Company at the 2019 annual meeting of the stockholders on May 23, 2019 (the “Effective Date”). If the stockholders shall fail to approve the Plan at such annual meeting, the Plan as amended and restated herein shall not become effective, and the Plan as in effect immediately prior to the Effective Date shall remain in full force and effect.
21.18.    Clawback/Recoupment Policy. Notwithstanding any provisions in the Plan or any Award Agreement to the contrary, all Awards and/or amounts payable thereunder, whether in the form of cash or otherwise, shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with Section 954 of the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, as such policy may be amended from time to time.

Exhibit A
DEFINITIONS
The following terms, when used in the Plan, shall have the meanings, and shall be subject to the provisions, set forth below:
“Audit Committee” means the Audit Committee of the Board of Directors.
“Award” means an award containing any one or more of the following: Option(s), Restricted Stock, Restricted Stock Unit(s) or Stock Appreciation Right(s) granted to a Participant pursuant to the Plan.
“Award Agreement” means either: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non‑paper Award Agreements, and the use of electronic, Internet, or other non‑paper means for the acceptance thereof and actions thereunder by a Participant.
“Applicable Laws” means the requirements relating to the administration, enforcement and taxation of Awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country, as determined in accordance with Section 21.12.
“Board of Directors” means the Board of Directors of the Company.
“Cashless Exercise” means the exercise of an Option through (a) the delivery of irrevocable instructions to a broker (i) to make a sale of a number of Shares issuable upon the exercise of the Option that results in proceeds in the amount required to pay the aggregate Option Price for all the shares as to which the Option is being exercised (and any required withholding tax, if authorized by the Compensation Committee) and (ii) to deliver such proceeds to the Company in satisfaction of such aggregate Option Price (and withholding tax obligation, if applicable), or (b) any other surrender to the Company of Shares issuable upon the exercise of the Option or vested Options in satisfaction of such aggregate Option Price (and withholding tax obligation, if applicable).
“Cause” means, with respect to any Participant, any of the following: (i) the Participant’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for, an act on the Participant’s part constituting a felony, dishonesty, willful misconduct or material neglect by the Participant of his or her employment obligations to the Company that results in material injury to the Company; (ii) appropriation (or an overt act attempting to appropriate) of a material business opportunity of the Company by the Participant; (iii) theft, embezzlement or other similar misappropriation of funds or property of the Company by the Participant; or (iv) the failure of the Participant to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by the Participant, provided the Participant has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable period of time, but not less than 90 days, after such notice.

“Change in Control” shall mean the occurrence of any one of the following: (i) a “Takeover Transaction” (as defined below); or (ii) any election of directors of the Company takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in the office following such election are individuals who were not nominated by a vote of two‑thirds of the members of the Board of Directors or its nominating committee immediately preceding such election; or (iii) the Company effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets unless immediately following any such sale or disposition of all or substantially all of its assets the individuals who were members of the Board of Directors of the Company immediately prior to such transaction continue to constitute a majority of the Board of Directors or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction. A “Takeover Transaction” shall mean (i) a merger or consolidation of the Company with, or an acquisition by the Company of the equity interests or all or substantially all of the assets of, any other corporation or entity, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of the Company immediately prior to such transaction continue to constitute a majority of the Board of Directors or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) one or more occurrences or events as a result of which any individual, entity or group (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities.
Notwithstanding the foregoing, solely with respect to any Award that is subject to Section 409A of the Code and payable upon a Change in Control, the term “Change in Control” shall mean an event described in one or more of the foregoing provisions of this definition, but only if it also constitutes a “change in control event” within the meaning of Treas. Reg. 1.409A‑3(i)(5).
“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.
“Common Stock” means shares of Common Stock, par value $0.01 per share, of the Company and any other equity securities of the Company that may be substituted or resubstituted for such Common Stock pursuant to Section 15.
“Company” means Newpark Resources, Inc., a Delaware corporation, and any successor.
“Compensation Committee” means the Compensation Committee of the Board of Directors.
“Date of Grant” means the date of grant of an Award as set forth in the applicable Award Agreement.
“Disqualifying Disposition” has the meaning set forth in Section 7.8.3.
“Disability” means, with respect to any Participant who has an employment or consulting agreement that defines such term or a similar term, “disability” as defined in such agreement or, in the case of a Participant who does not have an employment or consulting agreement that defines such term or a similar term, the inability of the Participant to perform substantially all his duties as an Employee by reason of illness or incapacity for a period of more than six months, or six months in the aggregate during any 12‑month period, established by medical evidence reasonably satisfactory to the Compensation Committee; provided, however, that in the case of any Award that provides for compensation that is exempt from, or compliant with, Section 409A of the Code, or would be so exempt or compliant if the term “Disability” met the requirements of Treas. Reg. §1.409A‑3(i)(4), the term “Disability” shall mean a condition in which the Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is: (a) unable to engage in any substantial gainful activity; or (b) is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its Subsidiaries.
“Effective Date” has the meaning set forth in Section 21.17.
“Employee” means any person who is employed by the Company or one of its Subsidiaries, provided, however, that the term “Employee” does not include a non‑employee director of the Company or an individual performing services for the Company or a Subsidiary who is treated for tax purposes as an independent contractor at the time of performance of the services, whether such person is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan. For purposes of awards of Incentive Stock Options, “Employee” means any person, including an officer, who is so employed by the Company or any “parent corporation” or “subsidiary corporation” of the Company as defined in Sections 424(e) and 424(f) of the Code, respectively. An Employee shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, any of its Subsidiaries or any successor.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fair Market Value” means, as of any given date, the value of a share of Common Stock determined as follows:
(a)    If the Common Stock is listed on an established stock exchange or a national market system, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported), as quoted on the principal exchange or system on which the Common Stock is then traded and as reported in The Wall Street Journal or such other source as the Compensation Committee deems reliable, on such date or, if such date is not a trading day, on the trading day immediately preceding such date;
(b)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock, as reported in The Wall Street Journal or such other source as the Compensation Committee deems reliable, on such date or, if such date is not a trading day, on the trading day immediately preceding such date; or
(c)    In all other cases, the “fair market value” as determined by the Compensation Committee in good faith and using such financial sources as it deems relevant and reliable (but in any event not less than fair market value within the meaning of Section 409A of the Code).

“Good Reason” means any of the following: (i) the Company (or its successor) adversely changes the Participant’s title or changes in any material respect the responsibilities, authority or status of the Participant without prior notice and acceptance; (ii) the substantial or material failure of the Company (or its successor) to comply with its obligations under the Plan or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by the Participant to the Company; (iii) the diminution of the Participant’s base salary; and (iv) requiring the Participant to relocate more than 50 miles from his or her location of employment immediately prior to the Change in Control. However, Good Reason shall only exist in the prior (i) through (iv) if the Participant has given reasonable and specific written notice to the Chief Executive Officer of such failure, the Company has been given a reasonable opportunity to cure, and no cure has been effected or initiated within a reasonable time after such notice.
“Incentive Stock Option” means an Option which qualifies as an “incentive stock option” under Section 422 of the Code and is designated as an Incentive Stock Option by the Compensation Committee. For avoidance of doubt, no Option awarded under the Plan will be an Incentive Stock Option unless the Compensation Committee expressly provides for Incentive Stock Option treatment in the applicable Award Agreement.
“Non‑Qualified Stock Option” means an Option which is not an “incentive stock option” under Section 422 of the Code and includes any Option which is not designated as an Incentive Stock Option by the Compensation Committee.
“Option” means a right to purchase Shares upon payment of the Option Price.
“Option Price” means the purchase price per Share deliverable upon the exercise of an Option in order for the Option (or applicable portion thereof) to be exchanged for Shares.
“Other Stock‑Based Awards” has the meaning set forth in Section 11.
“Participant” means any Employee who has been granted an Award.
“Performance Criteria” has the meaning set forth in Section 12.1 of the Plan.
“Performance Period” has the meaning set forth in Section 12.4 of the Plan.
“Plan” means the Newpark Resources, Inc. 2015 Employee Equity Incentive Plan, as originally adopted by the Board of Directors on April 6, 2015, subject to the approval by the Company’s stockholders at the Company’s annual meeting on May 22, 2015 (which approval was obtained), as amended from time to time thereafter, and as amended and restated herein as of the Effective Date.
“Restricted Stock” means Shares awarded to a Participant under Section 8, the rights of ownership of which are subject to restrictions prescribed by the Compensation Committee.
“Restricted Stock Unit” means a right granted to a Participant under Section 9 to receive Shares upon the satisfaction of Performance Criteria or other criteria specified by the Compensation Committee, such as continuous service, at the end of a specified Restriction Period.

“Restriction Period” means the period or periods during which any forfeiture or vesting restrictions, restrictions on transferability or other restrictions shall apply to any Award, as determined by the Compensation Committee in its discretion, consistent with the provisions of the Plan.
“Rule 16b‑3” means Rule 16b‑3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to the Plan.
“SAR Settlement Value” has the meaning set forth in Section 10.2.
“Section 16(b) Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
“Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shares” means shares of the Company’s Common Stock reserved for issuance under the Plan, as adjusted pursuant to Section 15, and any successor security.
“Stock Appreciation Right” means a right granted to a Participant under Section 10 that entitles the Participant to receive a payment in Shares, cash or a combination thereof measured by the increase in the Fair Market Value of a Share over the exercise price of the Stock Appreciation Right, as established by the Compensation Committee on the Date of Grant.
“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act; provided, however, for purposes of Awards of Incentive Stock Options, “Subsidiary” means any entity that is a subsidiary of the Company within the meaning of Section 424(f) of the Code, and for purposes of Awards of Non‑Qualified Stock Options, “Subsidiary” means a corporation or other entity in an chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treas. Reg. 1.414(c)‑2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears.